Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Dave and Buster’s Entertainment, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-199239) on Form S-8 of Dave & Buster’s Entertainment, Inc. of our report dated April 7, 2015, with respect to the consolidated balance sheets of Dave & Buster’s Entertainment, Inc. as of February 1, 2015 and February 2, 2014, and the related consolidated statements of comprehensive income, stockholders’ equity, and cash flows, for each of the years in the three-year periods ended February 1, 2015, February 2, 2014 and February 3, 2013, which report appears in the February 1, 2015 annual report on Form 10-K of Dave & Buster’s Entertainment, Inc.

(signed) KPMG LLP

Dallas, Texas

April 7, 2015